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                              North Valley Bancorp


North Valley Bancorp Declares 3-For-2 Stock Split

March 12, 2003 - REDDING, CA.--(BUSINESS WIRE) - The Board of Directors of North Valley Bancorp (Nasdaq:NOVB), has declared a 3 for 2 stock split in the form of a dividend payable to holders of common stock on April 15, 2003, the record date. The stock dividend will be distributed on May 15, 2003 with each shareholder receiving one additional share for every two shares held on the record date. Partial shares will be paid in cash based upon the market price on the record date. This will result in the issuance of approximately 2,307,000 shares based on current outstanding shares of 4,614,000, bringing the total outstanding to 6,921,000 shares.

          "The Board of Directors is very pleased to be able to reward our shareholders in this manner. The Board recognizes the need to have trading liquidity in the stock in order to be able to attract new investors", stated Mike Cushman, President and CEO. "The Company's stock repurchase programs during 2001 and 2002 have reduced the number of shares outstanding by over 22%, thereby reducing the amount of trading volume in the stock. The Board believes that this 3 for 2 stock split will afford us the opportunity to continue our successful capital management strategies."

          North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers Bank operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its two subsidiary banks, offers a wide range of consumer and business banking products and services. In addition to depository services, North Valley Bank and Six Rivers Bank engage in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status, and both Banks provide investment services to their customers through an affiliated relationship.


For further information contact:
Michael J. Cushman                              Edward J. Czajka
President & Chief Executive Officer             Executive Vice President &
(530) 226-2900    Fax: (530) 221-4877           Chief Financial Officer